Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

BRADLEY M. TIRPAK and	:
CRAIG W. THOMAS, d/b/a	:
SHAREHOLDER ADVOCATES FOR	:
VALUE ENHANCEMENT,	:
:
Plaintiffs,	:
:
v.	:	CIVIL ACTION NO. 09-CV-5920
:
USA TECHNOLOGIES, INC.,	:
GEORGE R. JENSEN, JR.,	:
STEPHEN P. HERBERT, DOUGLAS M. LURIO,	:
STEVEN KATZ, WILLIAM L. VAN ALEN, JR.,	:
JOEL BROOKS, STEVEN D. BARNHART, and	:
JACK E. PRICE,	:
:
Defendants.	:

ANSWER AND AFFIRMATIVE DEFENSES OF
DEFENDANTS TO PLAINTIFFS’ AMENDED COMPLAINT,
AND COUNTERCLAIMS OF DEFENDANT USA TECHNOLOGIES, INC.

Defendant USA Technologies, Inc. (the “Company”), and defendants George R. Jensen, Jr., Stephen P. Herbert, Douglas M. Lurio, Steven Katz, William L. Van Alen, Jr., Joel Brooks, Steven D. Barnhart, and Jack E. Price (collectively, the “Individual Defendants,” and together with the Company, “Defendants”), by their undersigned counsel, hereby answer and assert affirmative defenses to plaintiffs’ Amended Complaint as follows:

ANSWER

1.           Admitted in part and denied in part.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in the first sentence of paragraph 1.  Defendants admit the allegations in the second sentence of paragraph 1.

2.            Admitted in part and denied in part.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in the first sentence of paragraph 2.  Defendants deny the allegations in the second sentence of paragraph 2.

3.             Admitted.

4.             Admitted.

5.             Admitted.

6.             Admitted.

7.             Admitted in part and denied in part.  Defendants admit the allegations in paragraph 7, except deny that Steven Katz & Associates, Inc. received $72,600 in fees from the Company during the fiscal year ended June 30, 2007.  To the contrary, Steven Katz & Associates, Inc. received this amount in fees from the Company during the fiscal year ended June 30, 2005.

8.             Admitted.

9.             Admitted in part and denied in part.  Defendants admit the allegations in paragraph 9, except they deny that the Suite number for Mr. Brooks’ place of business is 140.  Rather, the Suite number is 420.

10.           Admitted in part and denied in part.  Defendants admit the allegations in paragraph 10, except deny that the address alleged is for Mr. Barnhart’s place of business.  Rather, it is his home address.

11.           Admitted.

12.           Denied.  The allegations in paragraph 12 refer to other allegations in the Amended Complaint, which speak for themselves, and plaintiffs’ characterization of those allegations is therefore denied.

13. – 15.  The allegations in paragraphs 13 – 15 are conclusions of law to which no response is required.

16.           Admitted in part and denied in part.  Defendants deny the allegations in paragraph 16, except admit the Company has not had an operating profit in any quarter since its inception, Messrs. Jensen and Herbert have held their current positions at the Company from 2003 to the present, and the allegations in the third sentence of paragraph 16.

17.           Denied.  The allegations in paragraph 17 refer to the contents of a report by Institutional Shareholder Services, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

18.           Denied.  The allegations in paragraph 18 refer to the contents of a report by Institutional Shareholder Services, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

19.           Denied.

20.           Admitted in part and denied in part.  Defendants deny the allegations in paragraph 20, except admit the allegations in the first sentence of paragraph 20.

21.           Admitted.  By way of further answer, the more than $1.7 million in total compensation received by Messrs. Jensen and Herbert in fiscal 2009 included compensation in the form of both cash and stock.

22.           Denied.

23.           Denied.

24.           Admitted in part and denied in part.  It is admitted that, on October 15, 2009, Mr. Thomas discussed his suggestion that the Company should bring in three new independent directors with Mr. Jensen.  The remaining allegations of paragraph 24 are denied.

25.           Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in paragraph 25.

26.           Admitted.

27.           Admitted in part and denied in part.  Defendants admit the allegations in the first sentence of paragraph 27.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in the second sentence of paragraph 27.

28.           Denied.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in paragraph 28.

29.           Admitted in part and denied in part.  Defendants admit that, on October 20, 2009, the Company filed a Form 8-K announcing certain changes without prior notice to Messrs. Tirpak and Thomas.  The remainder of the allegations in paragraph 29 refer to the contents of the Company’s Form 8-K dated October 20, 2009, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

30.           Admitted in part and denied in part.  The allegations in the first sentence of paragraph 30 refer to the contents of the Company’s Form 8-K dated October 20, 2009, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  Defendants admit the allegations in the second sentence of paragraph 30.  Defendants deny the remaining allegations in paragraph 30.

31.           Admitted in part and denied in part.  The allegations in the second sentence of paragraph 31 refer to the contents of the Company’s March 18, 2009 filing with the United States Securities and Exchange Commission (the “SEC”), which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  Defendants deny the remaining allegations in paragraph 31, except admit that the December 15, 2009 meeting date was earlier than the date the Company contemplated for the meeting date in 2010 when it made its March 18, 2009 filing.

32.           Denied.  The allegations in the first sentence of paragraph 32 refer to the contents of the Company’s October 20, 2009 Form 8-K, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  The allegations in the second sentence of paragraph 32 refer to the contents of the Company’s March 18, 2009 SEC filing, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  Defendants deny the remaining allegations in paragraph 32.

33. – 35.  Denied.  The allegations in paragraphs 33 – 35 refer to the contents of the Company’s October 20, 2009 Form 8-K, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

36.           Denied.  The allegations in the first sentence of paragraph 36 refer to the contents of the Company’s October 20, 2009 Form 8-K, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  Defendants deny the allegations in the second sentence of paragraph 36.

37.           Admitted in part and denied in part.  Defendants admit the allegations in the first sentence of paragraph 37.  The remainder of the allegations in paragraph 37 refer to the contents of the Company’s October 27, 2009 Proxy Statement, which is a written document that speaks for itself, and Plaintiff’s characterization of its contents is therefore denied.

38. – 39.  Denied.  The allegations in paragraphs 38 – 39 refer to the contents of the Company’s October 27, 2009 Proxy Statement, which is a written document that speaks for itself, and Plaintiff’s characterization of its contents is therefore denied.

40.           Denied.  The allegations in paragraph 40 refer to the contents of the Company’s October 27, 2009 Proxy Statement and exhibits thereto, which are written documents that speak for themselves, and Plaintiffs’ characterization of their contents is therefore denied.

41.           Denied.

42.           Denied.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in the first sentence of paragraph 42.  Defendants deny the allegations in the second sentence of paragraph 42.

43.           Denied.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in paragraph 43.

44.           Denied.  The allegations in paragraph 44 refer to the contents of Plaintiffs’ proxy statement, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

45.           Admitted in part and denied in part.  Defendants deny the allegations in paragraph 45, except admit that, on October 30, 2009, Mr. Tirpak notified the Company of his intent to nominate Peter A. Michel, Alan J. Gotcher, and himself as director candidates.

46.           Denied.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in paragraph 46.

47.           Admitted.

48.           Denied.  The allegations in paragraph 48 refer to the contents of Plaintiffs’ November 19, 2009 Preliminary Proxy Statement, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

49.           Admitted in part and denied in part.  Defendants deny the allegations in the first sentence of paragraph 49.  Defendants admit that the Company issued a letter to shareholders on November 20, 2009.  The remaining allegations in the second sentence of paragraph 49, and the allegations in the third and fourth sentences of paragraph 49, refer to the contents of the Company’s November 20, 2009 letter to shareholders, which is a written document that speaks for itself, and Plaintiff’s characterization of its contents is therefore denied.  Defendants admit the allegations in the fifth sentence of paragraph 49.  Defendants deny the remaining allegations in paragraph 49.

50.           Denied.  By way of further answer, Defendants incorporate herein by reference the allegations that form the basis for the Company’s counterclaims.

51.           Admitted in part and denied in part.  Defendants admit that, on November 24, 2009, the Company sent a letter to shareholders, and that this letter was publicly released and available on various Internet sites.  The remainder of the allegations in paragraph 51 refer to the contents of the Company’s November 24, 2009 letter to shareholders, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

52.           Admitted in part and denied in part.  Defendants admit the allegations in the first sentence of paragraph 52.  The allegations in the second sentence of paragraph 52 refer to the contents of Plaintiffs’ November 30, 2009 Proxy Statement, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

53.           Admitted in part and denied in part.  Defendants admit that, on December 1, 2009, the Company sent a letter to shareholders.  Defendants further admit that this letter was publicly released and available on various Internet sites.  The remainder of the allegations in the third sentence of paragraph 53 refer to the contents of the Company’s December 1, 2009 letter to shareholders, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  Defendants deny the remaining allegations in paragraph 53.

54.           Denied.  The allegations in paragraph 54 refer to the contents of the Company’s December 1, 2009 letter to shareholders, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

55.           Denied.  By way of further answer, Defendants incorporate herein by reference the allegations that form the basis for the Company’s counterclaims.

56. – 58.  Denied.  The allegations in paragraphs 56 – 58 refer to the contents of the Glass Lewis & Company Proxy Paper, and accompanying press release, which are written documents that speak for themselves, and Plaintiffs’ characterization of their contents is therefore denied.

59.           Admitted in part and denied in part.  Defendants admit that, on December 7, 2009, the Company issued a letter to shareholders.  The remainder of the allegations in the first sentence of paragraph 59, and the allegations in the second sentence of paragraph 59, refer to the contents of the Company’s December 7, 2009 letter to shareholders, which is a written document that speak for itself, and Plaintiffs’ characterization of its contents is therefore denied.  Defendants deny the remaining allegations in paragraph 59.

60. – 62.  The allegations in paragraphs 60 – 62 refer to the contents of RiskMetrics Group’s recommendations, and accompanying press release, which are written documents that speak for themselves, and Plaintiffs’ characterization of their contents is therefore denied.

63.           Denied.  The allegations in paragraph 63 refer to the contents of a Company press release, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

64.           Denied.

65.           Admitted in part and denied in part.  Defendants admit the allegations in the first sentence in paragraph 65.  Defendants lack knowledge or information sufficient to form a belief about the truth of the allegations in the second sentence of paragraph 65.

66.           Admitted in part and denied in part.  The allegations in the first and second sentences of paragraph 66 refer to the contents of Broadridge’s December 8, 2009 email, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  Defendants admit the remaining allegations in paragraph 66.  By way of further answer, the votes cast for Plaintiffs’ nominees were attributable to false and misleading statements of fact, and omissions of material facts, in Plaintiffs’ proxy solicitation materials.  Defendants incorporate herein by reference the allegations that form the basis for the Company’s counterclaims.

67.           Admitted in part and denied in part.  The allegations in the first, second and fourth sentences of paragraph 67 refer to the contents of Broadridge’s December 9, 2009 10:06am email, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.  The allegations in the fifth sentence of paragraph 67 refer to the recommendations of Glass Lewis and RiskMetrics, which are contained in written documents that speak for themselves, and Plaintiffs’ characterization of their contents is therefore denied.  Defendants deny the remaining allegations in paragraph 67, except admit that they saw that votes were shifting in favor of Plaintiffs’ nominees on December 9, 2009.  By way of further answer, this shift was attributable to false and misleading statements of fact, and omissions of material facts, in Plaintiffs’ proxy solicitation materials.  Defendants incorporate herein by reference the allegations that form the basis for the Company’s counterclaims.

68.           Admitted in part and denied in part.  Defendants admit that the Company made an announcement on December 9, 2009 postponing the December 15, 2009 meeting, and deny the remaining allegations in the first sentence of paragraph 68.  The allegations in the second sentence of paragraph 68 refer to the contents of Broadridge’s December 9, 2009 5:47pm email, which is a written document that speaks for itself, and Plaintiffs’ characterization of its contents is therefore denied.

69.           Denied.

70.           Admitted in part and denied in part.  Defendants deny the allegations in the first sentence of paragraph 70.  Defendants admit the allegations in the second sentence of paragraph 70, and incorporate herein by reference the allegations that form the basis for the Company’s counterclaims.

71.           Denied.  The allegations in paragraph 71 refer to the Company’s December 9, 2009 press release, and November 20, November 24, December 1 and December 7 letters to shareholders, which are written documents that speak for themselves, and Plaintiffs’ characterization of their contents is therefore denied.

72.           Denied.

COUNT I – Breach of Fiduciary Duty

73.           Defendants incorporate herein by reference their answers to paragraphs 1 – 72 as if fully set forth herein.

74. – 85.  Denied.  The allegations in paragraphs 74 – 85 are conclusions of law to which no response is required.  To the extent any of these allegations are deemed factual, Defendants deny them.

COUNT II – Wrongful Interference With Shareholder Voting Rights

86.           Defendants incorporate herein by reference their answers to paragraphs 1 – 85 as if fully set forth herein.

87. – 91.  Denied.  The allegations in paragraphs 87 – 91 are conclusions of law to which no response is required.  To the extent any of these allegations are deemed factual, Defendants deny them.

COUNT III – Claim Under Rule l4a-9

92.           Defendants incorporate herein by reference their answers to paragraphs 1 – 91 as if fully set forth herein.

93. – 98.  Denied.  The allegations in paragraphs 93 – 98 are conclusions of law to which no response is required.  To the extent any of these allegations are deemed factual, Defendants deny them.

WHEREFORE, Defendants respectfully request judgment in their favor and against Plaintiffs, together with costs, fees and such other relief as the Court deems proper.

AFFIRMATIVE DEFENSES

99.            Plaintiffs’ Amended Complaint fails to state a claim upon which relief can be granted.

100.          Plaintiffs’ claims fail in whole or in part based on the Pennsylvania business judgment rule and the provisions of the Pennsylvania Business Corporation Law.

101.          Plaintiffs’ claims fail in whole or in part because the Individual Defendants owe their fiduciary duty to the Company and not to individual shareholders.

102.          Plaintiffs’ claims fail in whole or in part under the doctrine of waiver and/or estoppel.

103.          Plaintiffs’ claims fail in whole or in part by virtue of their unclean hands, and for the reasons set forth in the Company’s counterclaims.

104.          Defendants reserve the right to supplement their affirmative defenses as discovery in this action proceeds and reveals new facts not currently known to Defendants.

WHEREFORE, Defendants respectfully request judgment in their favor and against Plaintiffs, together with costs, fees and such other relief as the Court deems proper.

THE COMPANY’S COUNTERCLAIMS

The Company, by its undersigned counsel, for its Counterclaims against Plaintiffs, hereby avers as follows:

105.          Counterclaim plaintiff is the Company.

106.          Counterclaim defendants are Plaintiffs.

Preliminary Statement

107.          In a blatant attempt to seize control of the Company, Plaintiffs – two dissident shareholders with covert allies – have sought to utilize false and misleading statements concerning the Company and their status and intentions to cause the Company’s shareholders to provide them with proxies to elect three members of the Company’s classified eight-member Board of Directors (the “Board”).  In soliciting the shareholders’ proxies, Plaintiffs have committed numerous violations of the Securities Exchange Act of 1934 (the “Exchange Act”).  Specifically, Plaintiffs made a proxy solicitation to more than ten (10) persons without having filed it with the SEC, which constitutes a violation of Section 14(a) of the Exchange Act.  In further violation of Section 14(a) of the Exchange Act, Plaintiffs have made numerous false and/or misleading statements of material fact, and/or omissions of material fact, in their various written proxy solicitations.  Plaintiffs additionally violated Section 14(a) earlier this week when, on Monday, December 14, they misrepresented to certain Company shareholders and others that an “existing Court Order” from this Court required that a meeting be held just hours later, on the morning of December 15, at which time the vote for Plaintiffs’ director candidates would take place, when in fact no such Court Order then existed.  Finally, Plaintiffs violated Section 13(d) of the Exchange Act because, in connection with the proposed vote for their director candidates, they formed a “group” with other Company shareholders that, collectively, held more than 5% of the Company’s stock, but did not file a Schedule 13D as required in these circumstances.  The Company seeks the cancellation of any and all votes that Plaintiffs have obtained on the basis of their poisonous proxy solicitations to date, and an Order directing that the Company’s annual meeting of shareholders (the “Annual Meeting”) – at which a new vote for the director candidates would take place – be held on June 15, 2010, as scheduled by the Board.

Facts Underlying Section 14(a) Violations

108.          On October 27, 2009, the Company filed with the SEC a Proxy Statement scheduling the Company’s 2010 Annual Meeting for December 15, 2009.  (See Pltfs. Am. Compl. Exh. 1).  This Proxy Statement advised, among other things, that a vote would be held at the Annual Meeting to elect the Company’s eight members of its Board, and further contained the Company’s proposals to vote for particular individuals for each of the Board’s three Classes of directors.  The Company proposed William L. Van Alen, Steven Katz and Joel Brooks as the Company’s Class II Directors, all of whom are considered independent directors under Pennsylvania law and by NASDAQ.

Plaintiffs’ Unfiled Proxy Solicitation

109.          In either late October or early November 2009, Plaintiffs provided to certain Company shareholders a solicitation of proxy, which was never filed with the SEC (the “Unfiled Proxy Solicitation,” a copy of which is attached hereto as Exh. 21).  In the Unfiled Proxy Solicitation, Plaintiffs proposed as Class II Director candidates the following three individuals:  Mr. Tirpak, Alan J. Gotcher and Peter A. Michel.  Plaintiffs proposed these candidates as an alternative to the Company’s proposed Class II slate consisting of independent directors Messrs. Van Alen, Katz and Brooks.

110.           Upon information and belief, Plaintiffs provided the Unfiled Proxy Solicitation to more than ten persons.

Plaintiffs’ Filed Proxy Solicitations

111.           Thereafter, Plaintiffs made a number of filings with the SEC in connection with their proxy solicitations, including a Preliminary Proxy Statement filed November 19, 2009 (attached to Pltfs. Am. Compl. as Exh. 5), a Press Release dated November 19, 2009 (attached hereto as Exh. 22), a Press Release dated November 23, 2009 (attached hereto as Exh. 23), a Website Posting dated November 24, 2009 (attached hereto as Exh. 24), a Preliminary Proxy Statement filed November 27, 2009 (attached hereto as Exh. 25), a Definitive Proxy Statement filed November 30, 2009 (attached hereto as Exh. 26), a Press Release dated November 30, 2009 (attached to Pltfs. Am. Compl. as Exh. 8), a Press Release dated December 2, 2009 (attached hereto as Exh. 27), a Presentation delivered to RiskMetrics on December 2, 2009 (attached hereto as Exh. 28), a Press Release dated December 3, 2009 (attached to Pltfs. Am. Compl. as Exh. 11), a Website posting dated December 8, 2009 (attached hereto as Exh. 29), and a Press Release dated December 9, 2009 (attached to Pltfs. Am. Compl. as Exh. 14) (collectively, the “Filed Proxy Solicitations”).

Plaintiffs’ False and Misleading Statements
in Their Unfiled and Filed Proxy Solicitations

112.           In the Unfiled Proxy Solicitation and the Filed Proxy Solicitations, Plaintiffs made numerous statements that contained false and/or misleading statements of material fact, and/or omitted material facts.  These statements are alleged in detail below.  Although just one example of each statement is alleged below, Plaintiffs made certain of these statements, or substantially similar statements, multiple times in their various proxy solicitations in order to prejudice the Company’s shareholders against the slate of directors proposed by the Company.

113.           Plaintiffs’ Statement:  “SAVE is not seeking control of the Board.”  (Press Release, Nov. 30, 2009, Exh. 8).  This statement is false and/or misleading.  It is undisputed that Plaintiffs seek the immediate election of three of Plaintiffs’ candidates for the Company’s eight-member Board.  In addition, in a section of the Unfiled Proxy Solicitation entitled “Governance Goals,” Plaintiffs propose, among other things, the following:

“We propose to reduce the board from 8 to 7 members to save money.

We propose to remove the corporate counsel from [the] board. . . .

We propose only one member of management should sit on the board.

We propose to separate the Chairman and CEO role for improved independence and propose to nominate an independent Chairman.”

If Plaintiffs were successful in reconfiguring the Board as they propose, there would be at least one vacancy on a seven-member Board, to be filled by the remaining six Board members, three of whom would be Plaintiffs’ nominees and three of whom would be the Company’s nominees. Thus, by virtue of their equal representation on the Board, Plaintiffs would have veto power over Board decisions and, therefore, effective control of the Board and the Company.  Furthermore, if the director leaving the Board when the Board is reduced in size is a director other than a management member or the Company’s corporate counsel, there would be two vacancies on the Board to be filled by a five-member Board consisting of three of Plaintiffs’ directors and two of the Company’s nominees, thereby virtually ensuring absolute control of the Board and the Company by Plaintiffs.  The Unfiled Proxy Solicitation also states that “[o]ur candidates are qualified to step into the CEO role if needed” and “[o]ur directors have the experience to step in and run the company” (emphasis added).  These statements are a further manifestation of Plaintiffs’ intention to obtain control of the Board and the Company.

114.           Plaintiffs’ Statement:  “We propose to separate the Chairman and CEO role for improved independence and propose to nominate an independent Chairman.”  (Unfiled Proxy Solicitation, Exh. 21).  This statement omits the material fact that, if the Chairman and CEO role were separated as Plaintiffs propose, it would trigger a clause in the employment agreement of Mr. Jensen, the current CEO, that would permit him to recover a severance payment in an amount equal to at least two years worth of salary and health benefits, estimated at approximately $790,000.

115.           Plaintiffs’ Statement:  “The directors we seek to replace have destroyed shareholder value.”  (Unfiled Proxy Solicitation, Exh. 21).  This statement is false and/or misleading, and/or omits material facts, because it distorts and omits the fact that, in its September 30, 2009 quarterly report, the Company reported shareholder equity in excess of $30 million, which is the fourth highest amount of reported shareholder equity since the quarter ended December 31, 2003.  In view of this fact, Plaintiffs’ calamitous assertion that shareholder value has been “destroyed” is plainly misleading.

116.           As an example of how the Company’s recent corporate governance changes purportedly reduced shareholders’ ability to effect change, Plaintiffs cited the “[a]doption of new advanced notice bylaws that, when coupled with the new meeting date, provided only 10 calendar days for shareholders to nominate directors or propose other action to be brought at the Annual Meeting.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 5).  This statement is false because Section 3.02(c) of the Company’s bylaws provides for 10 days notice after either the announcement of the meeting or the date notice of the meeting is first mailed to shareholders, whichever date is later in time.  In this case, the mailing was not made until October 28, 2009, and therefore nominations could have been made until November 7, 2009, a date in excess of 10 days from October 20, when the meeting was first announced.

117.           Plaintiffs’ Statement:  “[T]he Company also announced it had expanded the Board and appointed and seated two new directors — directors who were handpicked by an insider controlled Board.  It was not until 13 days later, on November 2, 2009, that the Company constituted a nominating committee.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 5).  The statement that the directors were “handpicked by an insider controlled Board” is manifestly false.  In compliance with NASDAQ’s listing requirements and as disclosed in the Company’s proxy statement, all directors were recommended for nomination to the Board by a majority of the independent directors.  The Board nominating committee is comprised of independent directors, as is a majority of the Company’s Board.

118.           Plaintiffs assert that their goal is to “Advocate for board nominees who have been vetted by an independent nominating committee and determined to be free from conflicting affiliate relationships.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 5).  This statement is misleading in that it suggests that the Company does not share the same goal.  In fact, all of the Company’s director candidates have been vetted and recommended for selection by the independent directors, all in accordance with the NASDAQ listing standards and as described in the Company’s proxy statement.

119.           “The board has no outside shareholder representation.”  (Unfiled Proxy Solicitation, Exh. 21).  This statement is false.  The Board, even as constituted today, has a majority of five independent directors constituting “outside shareholder representation.”

120.           Plaintiffs’ Statements:  “Director Katz also has business relationships with the Company for his consulting company earning $72,600 in 2007. He is not independent;” “No independent nomination committee until we nominated our candidates;” and “Until last month, 4 of the 7 board members were NOT independent.”  (RiskMetrics Presentation, Dec. 2, 2009, Exh. 28).  These statements are false and/or misleading as Mr. Katz is in fact independent under the applicable NASDAQ listing rules.  Moreover, all nominees were recommended to the Board by the independent directors, as required by the NASDAQ listing standards. Finally, since at least April 2006, a majority of the Board has been independent as required by the NASDAQ listing standards.

121.           Plaintiffs’ Statement:  “It took shareholder interest to get a 50% independent board.”  (RiskMetrics Presentation, Dec. 2, 2009, Exh. 28).  This statement is false given that, since at least March 2007, a majority of the Board has been independent as required by the NASDAQ listing standards.

122.           Plaintiffs’ Statement:  “Timeline: Why We Initiated This Proposal.

October 15, 2009: We approached CEO requesting shareholder representation on the board,  The CEO responded by requesting our candidates.

October 15-20: We contacted potential candidates.

October 20: The Company responded by:
-- Changing the annual meeting date from April to Dec 15th
-- Staggering the Board
-- Expanding the board from 7 to 8 people and nominating 2 new directors
-- Putting all three insiders on the 2012 ballot
-- Giving shareholders only 10 days to respond
-- Changing “change of control” definition in management contracts
--Making the record date retroactive to Sept. 30, 2009

October 30: We nominated our directors.”

(Unfiled Proxy Solicitation, Exh. 28).  These statements are false and/or misleading, and/or omit material facts.  Plaintiffs’ “Timeline” of purported facts makes it appear as if Mr. Jensen misled Plaintiffs into believing that he was amenable to the idea of additional independent directors, when all the while he planned to eschew the idea in favor of taking steps to entrench current management.  In reality, Mr. Jensen, in response to Plaintiffs’ request for three additional independent directors, informed Mr. Tirpak that the Company had already found two additional independent directors, and further advised Plaintiffs that current management would support one of their candidates for the third proposed additional independent director position.  Although Mr. Tirpak informed Mr. Jensen that the two additional defendant directors were suitable nominees, Mr. Tirpak subsequently decided to launch a proxy solicitation to elect Plaintiffs’ three nominees.  Plaintiffs failed to include these facts in their “Timeline,” thereby making it entirely misleading.  Moreover, contrary to Plaintiffs’ false and misleading “Timeline,” the “change of control” definition in management contracts was added to the management contracts in September 2009 before the Company had any notice that Plaintiffs wanted to elect three directors to the Company’s Board.

123.           In an effort to try to show that Mr. Jensen’s interests are not aligned with those of the Company’s common shareholders, Plaintiffs make several false statements to create the false appearance that the value of Mr. Jensen’s preferred shareholdings are dramatically higher than the value of his common share holdings.  Specifically, Plaintiffs falsely assert that Mr. Jensen’s preferred share holdings are worth $2.4 to $2.5 million.  For example:

“[T]he CEO holds Series A preferred stock worth nearly $2.5 million.”  (Press Release, Nov. 30, 2009, Exh. 8).

“Mr. Jensen, through his ownership of a special security, is entitled to a preferred return of nearly $2.5 million prior to common shareholders being entitled to a single dollar, a preferred return that increases through additional accrued dividends yearly regardless of Company performance.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 5).

“Mr. Jensen holds 80,000 shares of Preferred Stock with a liquidation preference of almost $2,500,000 as of September 30, 2009.  Mr. Jensen’s Preferred Stock holdings are more than 21 times the value of his directly held Common Stock holdings based on the closing price of $1.70 of the Common Stock on September 30, 2009, and the value continues to increase from yearly accrued dividends, regardless of the performance of the Company.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 5).

“The CEO directly owns $2.4mm of USATP and only $106k of USAT.”  (RiskMetrics Presentation, 12/2/09, Exh. 28).

“Further, George Jensen himself owns directly (i.e., excluding those shares he may be deemed to own beneficially but in which he has no direct economic interest) only 65,802 common shares as of the record date and, as far as we can tell based on Company disclosure, currently. Worse, this economic interest in the common stock (valued at under $110,000 based on the Friday, November 27, 2009 closing price of $1.60) is dwarfed by his economic interest in the debt like preferred stock he owns (with a liquidation value of approximately $2.5 million as of the end of the first quarter of fiscal year 2010) giving Mr. Jensen different and potentially conflicting interests to the interests of common shareholders.”  (Website Posting, Dec. 8, 2009, Exh. 29).

As an initial matter, the use of the term “special security” is misleading.  Mr. Jensen is the owner of shares of Series A Convertible Preferred Stock.  This preferred stock is publicly traded on the NASDAQ Global Market under the symbol USATP, and is entitled to vote at the Annual Meeting.  In fact, Mr. Tirpak himself is the owner of 1,000 shares of this purported “special security.”  In addition, all of Mr. Jensen’s preferred stock was purchased on the open market for an aggregate amount of approximately $600,000.  Plaintiffs’ attempt to value Mr. Jensen’s preferred stock at $2.4 to $2.5 million is based on the liquidation preference of the stock.  The liquidation preference of the preferred stock is not an appropriate way to value it because it would be triggered only if the Company were in liquidation and, even then, it would be payable only if there were enough assets following payment of all debts.  The only way to properly value the preferred stock is by way of its market value.  As of  October 30, 2009, the per share value of Mr. Jensen’s preferred stock was $9.50 per share for a total value of $760,000 (80,000 shares held by Mr. Jensen times $9.50), which is less than a third of the liquidation value.  In addition, the statement that Mr. Jensen is entitled to receive $2.5 million prior to common shareholders being entitled to a single dollar is wrong.  To the contrary, the corporation is permitted to purchase, redeem, or otherwise acquire shares of Common Stock of the Company from time to time regardless of whether or not all accumulations of dividends earned on the Preferred Stock have been paid.

124.          Plaintiffs’ Statement:  “The CEO is the largest creditor to the company with a position in the preferred stock that is >20x larger than his direct holdings in the common stock.”  (RiskMetrics Presentation, Dec. 2, 2009, Ex. 28).  This statement is false and/or misleading.  As an initial matter, for the reasons alleged above, Mr. Jensen’s preferred stock holdings are not twenty times larger than his common stock holdings.  In addition, Mr. Jensen is not a creditor to the Company.  Plaintiffs nevertheless try in this statement to equate Mr. Jensen’s ownership of preferred shares to Mr. Jensen being a creditor, but that comparison is false and misleading.

125.          A critical argument by Plaintiffs in their proxy solicitation materials is the false and misleading statement that the CEO and other current members of management are motivated by their own cash compensation, and not by the Company’s market share price.  As part of these arguments, Plaintiffs make several statements about Mr. Jensen’s compensation, but they fail to include any break down of that compensation into its cash and stock components.  Moreover, Plaintiffs have repeatedly omitted the material fact that Mr. Jensen has not sold any Company stock for the last five years during which his stock-related compensation, which was originally valued at the time of the award at the then market price of the Company’s common stock, has declined in value to only a fraction of its prior value.  The same holds true for Mr. Herbert’s stock-related compensation.  Thus, for example, Plaintiffs assert:

(a)           “CEO is motivated by cash compensation, not share price.  CEO  earns 4x more annually than his investment in the company.”  (Unfiled Proxy Solicitation, Exh. 21).  In fact, Mr. Jensen’s cash compensation in 2009 was only $365,000 and, therefore, was not four times more than his investment in common stock (worth $221,392 as of September 30, 2009), as the Unfiled Proxy Statement suggests.

(b)           “Jensen Compensation . . . FY 2004 . .. . [$5,105,000]”  (Unfiled Proxy Solicitation, Exh. 21).  The cash component of Mr. Jensen’s compensation in 2004 was only $485,000, and the remainder of the $5.105 million identified in the Unfiled Proxy Solicitation consisted of stock-related compensation valued at the then market price of the Company’s common stock.  Moreover, contrary to Plaintiffs’ false and misleading statement, the only reason that Mr. Jensen’s compensation was disclosed as $5,105,000 was because, as publicly disclosed at the time, Mr. Jensen voluntarily surrendered a very valuable right to obtain a non-diluted 7% of a third party’s purchase price for the Company’s stock or assets in exchange for 10,500,000 shares of the Company’s common stock and a provision that, upon a change of control, Mr. Jensen would receive what is today 140,000 shares of the Company’s common stock.  Plaintiffs’ failure to disclose these facts renders their statement misleading.

(c)           “[E]ven as the Company failed to turn a profit in any quarter, senior management, including Mr. George Jensen, the Company chief executive officer and Chairman of the Board, and Mr. Stephen Herbert, the chief operating officer and Company President, have been paid, in the aggregate, over $17 million in cash and stock.  In fiscal year 2009 alone, Mr. Jensen and Mr. Herbert received aggregate compensation of more than $1.7 million more than 14% of the Company’s aggregate revenue in fiscal year 2009.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 5).  The $17 million of cash and stock referred to in the Preliminary Proxy Statement that was paid to senior management (the top five most highly paid employees of the Company), consists of $8 million of cash compensation and $9.7 million of stock compensation.  During the fiscal year 2009, Messrs. Jensen and Herbert together received cash compensation of $718,958, representing only 6% of revenues.  The failure of Plaintiffs to include these facts in their statement renders it misleading.

(d)           “Since, and including, fiscal year 2004, the Board has spent an amount equal to over 24% of the Company’s revenues during such period on the cash and stock compensation of just Mr. Jensen and Mr. Herbert.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 5).  Since and including fiscal year 2004, Messrs. Jensen and Herbert received cash compensation of only 7.6% of revenues.  The failure of Plaintiffs to include this fact in their statement renders it misleading.

(e)           “Since FY 2004, Management has earned $13 mm for losing nearly $100mm.”  (RiskMetrics Presentation, Dec. 2, 2009, Exh. 28).  Once again, this statement is misleading in that it fails to allocate the $13 million of compensation into cash and stock-related components, which renders this statement misleading.

126.          Plaintiffs’ Statement:  “We note that, based on the current composition of the Board, the election of the three Committee Nominees should not trigger [the] automatic stock grant [contained in the employment contracts of Messrs. Jensen and Herbert] because the Committee Nominees will not constitute a majority of the Board.”  (Definitive Proxy Statement, Nov. 30, 2009, Exh. 26).  This statement is false and misleading.  For, if Plaintiffs implemented their plan as set forth in the Unfiled Proxy Solicitation, the “continuing directors” would no longer constitute a majority of the Board and, as a result, the automatic stock grants in the Company’s Long-Term Equity Incentive Program and Mr. Jensen’s employment agreement would be triggered.

127.          Plaintiffs’ Statement:

“The Board gave management $2.7 mm in bonuses for MISSING targets.***

After the company missed the targets, the Compensation Committee recommended that results be “normalized.”

Due to this “normalization” management received 241,249 shares in 2007 and 191,729 shares in 2008.”

(RiskMetrics Presentation, Dec. 2, 2009, Exh. 28).  These statements are false and/or misleading.  The targets referred to in Plaintiffs’ statement are targets contained in management’s long-term incentive plans.  These targets were formulated when the Company’s business plan focused on higher per unit profit margins, but the business plan thereafter shifted its focus to that of maximization of unit sales.  Moreover, the amount of stock compensation awarded for satisfying targets was $2.2 million and not $2.7 million.  A number of targets, however, were nevertheless achieved prior to normalization and management was awarded $1.3 million in stock for reaching the pre-normalization targets.  The remaining amount of the $0.9 million in stock was awarded as a result of the “normalization” of targets to make them fair given the shift in focus in the Company’s business plan.  In view of these facts, Plaintiffs’ assertion that the Company was paid bonuses of $2.7 million for “missing targets” is egregiously misleading.

128.          Another of Plaintiffs’ arguments in their proxy solicitation materials is that Plaintiffs own a substantial amount of common stock, including more than the current members of the Board, thus implying that Plaintiffs’ interests are more aligned with those of common shareholders than the current Board’s interests.  Plaintiffs make several false statements on this topic.  For example, Plaintiffs asserted in the Preliminary Proxy Statement filed on November 27, 2009 that, as of the September 30, 2009 record date in place at the time, Mr. Thomas beneficially owned 135,000 shares underlying currently exercisable warrants.  (Exh. 25).  This statement was false in that Mr. Thomas’ shares underlying the warrants are not exercisable until January 1, 2010.  Accordingly, they were not beneficially owned by Mr. Thomas as of the record date of September 30, 2009 under Exchange Act rules.

129.          As part of their argument that they own significantly more stock than current Board members, Plaintiffs make several misleading apples-to-oranges comparisons of their own beneficial stock ownership with direct stock ownership by current Board members.  Thus, for example, Plaintiffs assert:

(a)           Plaintiffs’ Statement:  “While the entire Board of Directors directly own less than 1% of the Company’s common shares, the committee members of SAVE beneficially own more than TWICE that amount. We are currently the beneficial owners of more than 468,320 common shares.”  (Press Release, Nov. 30, 2009, Exh. 8).  This statement compares direct ownership of Board members with the beneficial ownership of Messrs. Tirpak and Thomas.  Taking a proper apples-to-apples comparison, the total beneficial ownership of members of the Board is 459,597 shares or nearly the same amount as the 468,320 shares beneficially held by Messrs. Tirpak and Thomas.  As such, Plaintiffs’ comparison is completely misleading.

(b)           Plaintiffs’ Statement:  “SAVE committee members own more than twice the amount of USAT common shares than those owned directly by the Company’s entire Board of Directors.”  (Press Release, Nov. 30, 2009, Exh. 8).  Yet, under an apples-to-apples comparison, as of November 30, 2009, the members of the Board directly owned 366,618 shares, which was significantly more – not less – than one-half the amount of 468,320 shares directly owned by Messrs. Tirpak and Thomas.  Again, Plaintiffs’ comparison is misleading.

(c)           Plaintiffs’ Statement:  “The members of SAVE own more than 5x the amount of stock that Mr. Jensen owns directly.”  (Press Release, Nov. 30, 2009, Exh. 8).  Yet, under an apples-to-apples comparison, as of November 30, 2009, Mr. Jensen directly owned 156,602 shares, and Messrs. Tirpak and Thomas directly owned 468,320, which is not five times the amount owned by Mr. Jensen.  Plaintiffs’ comparison is thus misleading.

130.          Plaintiffs’ Statement:  “Management has a history of selling this stock.”  (RiskMetrics Presentation, Dec. 2, 2009, Exh. 28).  This statement is false.  Management has not sold any shares for at least the last five years.

131.          Plaintiffs’ Statement:  “USAT has continuously failed to execute on partnerships with Air-Serve, Merit, First Data and large bottling companies.”  (Unfiled Proxy Solicitation, Exh. 21).  This statement is false and/or misleading.  The Company has in no way failed to execute on these partnerships.  In fact, all units that have been sold to these customers have been delivered in working condition on time and per the instructions of the purchase order, and all services in connection with these units have been provided and continue to be provided.  Notably, this false statement by Plaintiffs on this topic is not only misleading to shareholders, but it is also potentially highly damaging to the Company’s relationship with the customers identified therein.

132.          Plaintiffs’ Statement:  “Operations: Our Plan . . . Renegotiate current wireless contract”  (Unfiled Proxy Solicitation, Exh. 21).  Plaintiffs’ statement, which was provided to shareholders either in late October or early November 2009, misleadingly implies that the Company was not taking any steps to renegotiate its wireless contract.  In fact, since at least as early as October 1, 2009, Plaintiffs knew the Company was actively renegotiating its contract with its wireless supplier, and a contract – which significantly reduced the Company’s wireless costs – was entered into on November 3, 2009 and became effective on November 11, 2009.

133.          Plaintiffs’ Statement:

“Promises are not Profits.

In response to filing our proxy, management has, once again, promised that USAT is on the verge of a golden era, with those elusive profits just around the corner. This is NOT the first time we have heard USAT promises:

What they said:

“This month, this quarter, this fiscal year will be the most exciting for USA Technologies. I’ve listed some of the reasons why. In the weeks and months ahead we will share more of the reasons with you as they unfold, and there are many.” – CEO’s Letter to Shareholders July 26, 2006

What they did:

Reported record loss in FY 2007 of over $15 million

What they said:

“The markets we serve are coming together. We invested aggressively...Now we are beginning to reap the rewards.” –  CEO’s Letter to Shareholders September 2007

What they did:

Reported new record loss in FY 2008 of over $17 million

(Press Release, Dec. 2, 2009, Exh. 27).   The juxtaposition of these statements by Mr. Jensen with Plaintiffs’ “What they did” assertions is completely misleading.  In the first two quotations above, Mr. Jensen was commenting on revenues in 2007 and 2008, which were the highest in the Company’s history.  As known by Plaintiffs, prior to November 2009, neither Mr. Jensen nor the Company ever gave any public guidance concerning the Company’s profitability.  It is misleading to juxtapose these quotations against Plaintiffs’ statements about losses.

134.           Plaintiffs’ Statement:

What they said:

“With a strong balance sheet, growing revenue and on-going relationships with some of the most influential global companies, USA Technologies is on the path to continuous and accelerating growth.” - Quarterly earnings release Feb. 11, 2008

What they did:

Reported revenues declined 25% and gross profit declined 16% in FY 2009.

(Press Release, Dec. 2, 2009, Exh. 27).  This comparison is misleading because Mr. Jensen’s statement was made in the context of fiscal year 2008, after the Company had just had record revenues both two years (FY2006 and FY2007) in a row and two quarters (ended Sept. 30, 2007 and Dec. 31, 2007) in a row.  In addition, the two quarters after that statement was made set record revenue.  Plaintiffs’ “What they did” assertion relates to results for fiscal year 2009.

135.          Plaintiffs’ Statement:  “USAT is burning cash at an alarming rate.  In the Sept. 30, 2009 quarter, cash burn increased 60% over the previous year to $2.8mm.”  (RiskMetrics Presentation, Dec. 2, 2009, Exh. 28).  This statement is misleading as it fails to reflect the extraordinary amount of receivables collected (which decreased cash use) in the September 2008 quarter and the monies paid in the September 2009 quarter to fund the Quick Start program.  If these extraordinary items are taken into account, there is a 34% decrease in cash used in operations in the September 2009 quarter compared to the September 2008 quarter.  These extraordinary items are evident in the Company’s Form 10-Qs.

136.          Plaintiffs’ Statement:  “Except as disclosed in this proxy statement, there are no arrangements or understandings between the Committee and any Committee[sic] and any Committee Nominee or any other person or persons with respect to the nomination of the Committee Nominees.”  (Preliminary Proxy Statement, Nov. 19, 2009, Exh. 8).  This statement was false when made.  Upon information and belief, as of the time the November 19, 2009 Preliminary Proxy Statement was filed, Plaintiffs had entered into agreements with certain large shareholders of the Company that they would vote for Plaintiffs’ proposed directors.  Specifically, S.A.C. Capital Associates, LLC (“SAC”), the owner of 1,950,426 shares (or 12.64% of the Company’s outstanding shares), and the former employer of Mr. Thomas, had entered into an agreement with Plaintiffs to vote for Plaintiffs’ slate.  Moreover, from 2003 to 2007, Mr. Tirpak was a Portfolio Manager at Sigma Capital Management, managing an investment fund, affiliated with SAC.  In addition, Aberdeen Investment Management, Inc. (“Aberdeen”), an investment adviser, and its clients have entered into an agreement to vote their 1,700,000 shares or approximately 7.5% of the Company’s outstanding shares in favor of Plaintiffs’ nominees.

137.          Plaintiffs’ proxy solicitation materials provide information about Mr. Tirpak’s background, but they omit certain material information.  Specifically, Mr. Tirpak, a former hedge fund manager, was one of two defendants in a class action lawsuit alleging securities fraud that was settled through the payment of $2,250,000.  Mr. Tirpak’s involvement as a defendant in the class action is material information that shareholders should have been, but were not, given when considering Mr. Tirpak’s fitness to serve as a director of the Company.

138.          In response to being called out by the Company on this omission in Mr. Tirpak’s background, Plaintiffs responded:

Management drags up allegations made against Tirpak’s employer CSFB from 12 years ago.

Bradley Tirpak was only included in this lawsuit 12 years ago because another employee without authorization released an internal memo with Mr. Tirpak’s name on it.  Once Credit Suisse First Boston (CSFB) learned the facts, they removed Mr. Tirpak’s name from the memo, suspended the other employee and indemnified Mr. Tirpak. The SEC brought no enforcement action against Mr. Tirpak. The lawsuit was a CSFB issue.  He remained at CSFB for three more years and was promoted.

(Press Release, Dec. 2, 2009, Exh. 27).  This statement is false.  According to the complaint against Mr. Tirpak, the memorandum was not an internal memorandum and Mr. Tirpak was the author.

139.          Plaintiffs’ proxy solicitation materials provide information about Mr. Gotcher’s background, but they omit certain material information.  Specifically, Plaintiffs omit certain details about Mr. Gotcher’s tenure at Altair Nanotechnologies, Inc (“Altair”).  Until February 2008, Mr. Gotcher was President and CEO of Altair.  During his stewardship, Altair’s net losses steadily increased.  On February 27, 2008, Mr. Gotcher agreed to resign as President and CEO of Altair.  Altair’s board of directors “determined that the level of progress made at this point in the development timeline of the company did not keep pace with the expectations that were set.”  Source:  “Altairnano CEO Alan Gotcher Ousted,” Cleantech Group News report dated February 29, 2008.  This is material information for shareholders to consider in the election of directors.

Plaintiffs’ False and Misleading Statements
to Shareholders on December 14, 2009

140.          As a result of Plaintiffs’ violations of Section 14(a) as alleged above, the Company, on December 9, 2009, was constrained to reschedule the Annual Meeting to June 15, 2010.  As the Company explained in its SEC filing that day:

The Board rescheduled the Annual Meeting due to what the Board believes to be misleading, inaccurate and selective disclosure regarding the Company made by the dissident shareholders seeking to replace three of the Company’s directors with their own nominees.  The Board was also concerned that, prior to filing their preliminary proxy statement with [the SEC], the dissidents had selectively disclosed to certain shareholders an extensive written presentation containing information that has not been disclosed to all shareholders.  The Board believes that this information provides insight into the dissidents’ true intentions in launching its proxy contest.  This written presentation has never been filed with the SEC or made generally available to the Company’s shareholders.

(Company’s Schedule 14A, dated Dec. 9, 2009, attached to Pltfs. Am. Compl. as Exh. 18).

141.          In response to the Company’s decision to reschedule the Annual Meeting, Plaintiffs, on December 14, 2009, filed the instant action, seeking, among other relief, a temporary restraining order requiring that the Annual Meeting go forward on December 15 as previously scheduled.  Counsel for the parties met in Court on December 14, and agreed to enter into a stipulation to resolve temporarily the parties’ disputes, subject to further proceedings in the instant action on an expedited schedule.  The parties’ stipulation provided, among other things, that the December 15 meeting would go forward for the sole purpose of tallying the votes, but that the meeting would immediately thereafter adjourn, and that any vote taken at the meeting would be subject to the outcome of further proceedings in this action, including the Company’s counterclaims seeking that any vote taken at the December 15 meeting be declared null and void.

142.          Counsel for the parties agreed on December 14, 2009 to have the stipulation reached by the parties on December 14 signed and entered by the Court as an Order.  The Court, however, did not sign and enter the stipulation as an Order until December 17, 2009.

143.          Notwithstanding that the Court had not yet entered the parties’ stipulation as an Order on December 14, Plaintiffs, upon information and belief, contacted certain Company shareholders on December 14, and represented to them that an “existing Court Order” required that the annual shareholder meeting take place on December 15.  This statement by Plaintiffs to shareholders constituted a false and/or misleading statement of material fact, and/or omitted material facts, in that there was no existing Court Order on December 14 requiring that the annual shareholder meeting occur on December 15, but rather there was only the parties’ stipulation.  Moreover, in making this statement to shareholders, Plaintiffs failed to advise them that, under the parties’ stipulation, any votes tallied at the December 15 meeting would be subject to the outcome of further proceedings in this action, including the Company’s counterclaims seeking that any vote taken at the December 15 meeting be declared null and void.  In addition, even after Defendants’ counsel complained to Plaintiffs’ counsel about Plaintiffs’ conduct in this respect, Plaintiffs continued with their misrepresentations concerning the entry of the Court Order.  As a result, Plaintiffs’ statement to shareholders on December 14 misleadingly made it appear as if the Court agreed with Plaintiffs’ position in this dispute, and that the Court therefore immediately granted Plaintiffs’ requested relief in this action.

144.          Plaintiffs’ false and misleading statement to shareholders on December 14 was a further unlawful attempt by Plaintiffs to prejudice shareholders against the Company, and the Company’s slate of director candidates, in connection with the votes of shareholders at the December 15 meeting.

Facts Underlying Section 13(d) Violations

145.          Plaintiffs and Aberdeen and its clients that own Company shares have entered into an agreement to act together to vote for Plaintiffs’ slate of Class II director candidates.

146.          Plaintiffs and SAC, which is a hedge fund that owns a large number of shares of the Company, have entered into an agreement to act together to vote for Plaintiffs’ slate of Class II director candidates.

147.          Plaintiffs and Aberdeen and its clients that own Company shares together are directly or indirectly, the beneficial owners of more than 5% of the Company’s common stock.

148.          Plaintiffs and SAC together are, directly or indirectly, the beneficial owners of more than 5% of the Company’s common stock.

149.          Plaintiffs have never filed a Schedule 13D with the SEC, nor sent a Schedule 13D to the Company or to NASDAQ, as required under these circumstances.

COUNT I – Violation of 15 U.S.C. § 78n(a)
for making Unfiled Proxy Solicitation
to More Than Ten (10) Persons

150.          The Company incorporates herein by reference paragraphs 105 – 149 as if set forth fully herein.

151.          Under 15 U.S.C. § 78n(a), a person may not solicit a proxy in contravention of SEC rules and regulations.

152.          Under 17 C.F.R. § 240.14a-2(b)(2), the SEC prohibits a person from making a proxy solicitation to more than ten persons that has not been filed with the SEC.

153.          As alleged above, Plaintiffs made the Unfiled Proxy Solicitation to more than ten persons.

154.          The Company has been injured as a result of Plaintiffs’ violations of these provisions because the Unfiled Proxy Solicitation contained false and misleading statements of material fact and omissions of material fact, thereby preventing a fair and truthful shareholder voting contest.

WHEREFORE, the Company respectfully requests judgment in its favor and against Plaintiffs and an Order:  (A) declaring null and void any and all votes that Plaintiffs have obtained on the basis of their proxy solicitations to date; and (B) directing that the Annual Meeting – at which a new vote for the director candidates would take place – be held on June 15, 2010 with a new record date.  The Company further respectfully requests such other relief as the Court deems proper.

COUNT II – Violation of 15 U.S.C. § 78n(a) Based on
False and Misleading Statements of Material Fact, and
Material Omissions in Plaintiffs’ SEC Filings

155.          The Company incorporates herein by reference paragraphs 105 – 154 as if set forth fully herein.

156.          Under 15 U.S.C. § 78n(a), a person may not solicit a proxy in contravention of SEC rules and regulations.

157.          Under 17 C.F.R. § 240.14a-9, “No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. . . ..”

158.          As alleged above, Plaintiffs’ various proxy solicitation materials, and Plaintiffs’ statements to shareholders and others on December 14, 2009, contained numerous false and misleading statements of material fact, and omitted material facts.

159.          The Company has been injured as a result of Plaintiffs’ actions, which have prevented a fair and truthful shareholder voting contest.

WHEREFORE, the Company respectfully requests judgment in its favor and against Plaintiffs and an Order:  (A) declaring null and void any and all votes that Plaintiffs have obtained on the basis of their proxy solicitations to date; and (B) directing that the Annual Meeting – at which a new vote for the director candidates would take place – be held on June 15, 2010 with a new record date.  The Company further respectfully requests such other relief as the Court deems proper.

COUNT III -- Violation of Section 13(d) of the Exchange Act

160.          The Company incorporates herein by reference paragraphs 105 - 159 as if fully set forth herein.

161.          Plaintiffs and Aberdeen and its clients that own Company shares constituted a “group” under 15 U.S.C. § 78m(d)(3), 17 C.F.R. § 240.13d-3(a), and 17 C.F.R. §  240.13d-5(b)(1), for purposes of voting for Plaintiffs’ Class II Director candidates.

162.          Plaintiffs and Aberdeen and its clients that own Company shares, together, directly or indirectly, beneficially own more than 5% of the Company’s common stock.

163.          Plaintiffs and SAC constituted a “group” under 15 U.S.C. § 78m(d)(3), 17 C.F.R. § 240.13d-3(a), and 17 C.F.R. § 240.13d-5(b)(1), for purposes of voting for Plaintiffs’ Class II Director candidates.

164.          Plaintiffs and SAC, together, directly or indirectly, beneficially own more than 5% of the Company’s common stock.

165.          Plaintiffs have never filed a Schedule 13D with the SEC, nor sent a Schedule 13D to the Company or to NASDAQ, as required under these circumstances.

WHEREFORE, the Company respectfully requests judgment in its favor and against Plaintiffs and an Order:  (A) declaring null and void any and all votes that Plaintiffs have obtained on the basis of their proxy solicitations to date; and (B) directing that the Annual Meeting – at which a new vote for the director candidates would take place – be held on June 15, 2010 with a new record date.  The Company further respectfully requests such other relief as the Court deems proper.

/s/ David H. Pittinsky
David H. Pittinsky
Joel E. Tasca
Tejal K. Mehta
Jonathan S. Satinsky
Attorney I.D. Nos. 04552, 81363, 208090, 209295
BALLARD SPAHR LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Telephone: (215) 864-8117/8188/8232
Facsimile: (215) 864-8999
pittinsky@ballardspahr.com
tasca@ballardspahr.com
mehtat@ballardspahr.com
satinsky@ballardspahr.com

Attorneys for Defendants

Dated:  December 18, 2009

CERTIFICATE OF SERVICE

I hereby certify that on this 18th day of December, 2009, I have caused a true and correct copy of the foregoing Answer and Affirmative Defenses of Defendants to Plaintiffs’ Amended Complaint, and Counterclaims of Defendant USA Technologies, Inc. to be served on the following counsel via ECF:

Steven B. Feirson, Esquire
Michael S. Doluisio, Esquire
Tara L. Cooney, Esquire
Peter Kreher, Esquire
DECHERT LLP
2929 Arch Street
Philadelphia, PA  19104

Counsel for Plaintiffs
Bradley M. Tirpak and Craig Thomas
d/b/a Shareholder Advocates for Value Enhancement

/s/ Joel E. Tasca
Joel E. Tasca